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Exhibit 5.1

                                May 15, 2000
Chorus Communications Group, Ltd.
8501 Excelsior Drive
Madison, Wisconsin 53717-0070
Ladies and Gentlemen:

     We have acted as counsel for Chorus Communications Group, Ltd., a corporation organized under the laws of the state of Wisconsin (the "Company"), in connection with the Company's authorization of issuance of up to 500,000 shares (the "Shares") of the Company's Common Stock, no par value, pursuant to the Company's Stock Incentive Plan (the "Plan"). Based upon our examination of such corporate records and other documents and such questions of law as we have deemed necessary and appropriate, we are of the opinion that the Shares, as and when issued under the Plan, and upon receipt by the Company of the consideration therefor, will be duly and validly issued, fully paid, and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 filed with respect to the Shares.

                                    Very truly yours,

                                    /s/Dyer Ellis & Joseph
                                       DYER ELLIS & JOSEPH
                                       Counsel